UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange
Act of 1934

Date of Report (Date of Earliest Event Reported):
November 8, 2006

MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lucas Way, Hampton, VA 23666
(Address of principal executive offices) (Zip Code)

(757) 766-1500
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) On November 8, 2006, Kenneth E. Thompson, was elected to the Board of Directors of Measurement Specialties, Inc. (the “Registrant”) to fill the vacancy on the Board created as a result of an increase in the size of the Board from five to six directors. In accordance with the By-laws of the Registrant, Mr. Thompson will serve until the 2007 annual meeting of shareholders and, if he is elected by the shareholders at that meeting, will remain in the class of Directors whose term expires at the 2008 annual meeting of shareholders.

As of November 8, 2006, Mr. Thompson has not been named to serve on any committee of the Board of Directors.

Until September 30, 2006, Mr. Thompson was a partner of McCarter & English, LLP, the Registrant’s primary outside legal counsel. Effective October 1, 2006, Mr. Thompson terminated his relationship with McCarter & English, LLP, to become Senior Vice President and General Counsel of Insurance Services Office, Inc., a privately held corporation that is a leading provider of products and services that help measure, manage and reduce risk. Since the beginning of the Registrant’s fiscal year ended March 31, 2006 through September 30, 2006, the Registrant paid an aggregate of approximately $737,000 in legal fees and expenses to McCarter & English, LLP.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this report:

99.1	Press release issued by Measurement Specialties, Inc., dated November 10, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEASUREMENT SPECIALTIES, INC. (Registrant)

/s/ Frank D. Guidone
Frank D. Guidone
Chief Executive Officer

Date: November 13, 2006